Exhibit 4.179

FIRST AMENDMENT TO THE GEOTHERMAL LEASE AND AGREEMENT

THIS FIRST AMENDMENT ("First Amendement") to the Geothermal Lease and Agreement, with an effective date of February 1, 2009 ("Lease"), is entered into by and between the parties listed on Exhibit A, which is attached hereto and incorporated herein by this reference, in their respective and undivided percentage interests in the surface of the Property (as defined below) ("Surface Lessors"), the Parties listed on Exhibit B, which is attached hereto and made a part hereof, in their respective undivided percentage interests in the subsurface of the Property (as defined below) ("Mineral Lessors"), ("Surface Lessors" and "Mineral Lessors" are collectively referred to in this First Amendment as "Lessors") and ICELAND AMERICA ENERGY, INC., a California corporation located at 707 Wilshire Boulevard, Suite 4500, Los Angeles, California 90017 ("Lessee") as of the 1st day of February 2011 (the "Effective Date"). The parties hereto are each referred to as a "Party," or, collectively, as the "Parties."

RECITALS

WHEREAS, the Parties have entered into the Lease to provide to Lessee the exclusive right to drill for, produce, extract, take and remove from the Property (as defined in the first Recital of the Lease) geothermal Resources (as defined in Section 1 of the Lease);

WHEREAS, the Primary Term of the Lease (as defined in Section 2(a) thereof) expires on February 2, 2011 pursuant to Section 2(a) thereof;

WHEREAS, the Lease provides for an Extended Term in Section 2(b) of the Lease;

WHEREAS, the language in Section 2(b) of the Lease notwithstanding, Lessee desires to extend the Primary Term of the Lease for twenty-four months, until February 2, 2013 (the "Extended Primary Term");

WHEREAS, in consideration of the covenants and agreements contained herein, the language in Section 2(b) of the Lease notwithstanding, Lessors hereby agree to extend the Primary Term as requested by Lessee; and

WHEREAS, in consideration of Lessors' agreement to set the Extended Primary Term as provided for herein, Lessee shall provide to Lessors several material financial enhancements to the Lease as such financial enhancements are set forth herein.

NOW THEREFORE, in consideration of the covenants and agreements contained in this First Amendment, and for other consideration hereby acknowledged by the Parties as received, the Parties do hereby agree as follows:

1. Revision of the Primary Term of the Lease. The Parties agree that the effective date of the Lease is hereby revised from February 1, 2009 to February 1, 2011 ("Revised Effective Date") and that any Extended Term as may be effectuated pursuant to Section 2(b) of the Lease shall be effectuated in accordance with this Revised Effective Date.

2. Consideration for Extended Primary Term. The Parties each acknowledge that Lessee is currently in negotiations to formalize a proposed transaction between IAE and Nevada Geothermal Power Corp., which transaction is scheduled to close on or before February 28, 2011, but in no case later than March 31, 2011 (the "Transaction"). The Parties further covenant and agree that, subject to the occurrence of such Transaction, Lessee shall pay to Lessors the following:

(a) On the Partnership Closing Date, Lessee shall pay to Lessors a one-time bonus in an amount equal to Two Hundred and Sixty Four Thousand Dollars and No Cents ($264,000.00) in United States currency;

(b) Section 2(g) of the Lease shall be deleted in its entirety and the following substituted therefor:

"Lessee shall make the following Rental payments to Lessors on or before the first day of each subsequent year of the Revised Primary Term as follows:

First year ($10 per surface acre and $30 per subsurface acre)

Second year ($10 per surface acre and $30 per subsurface acre)

If the Lease is extended pursuant to Section 2(b) of the Lease, then the annual Rents shall be as follows:

Third year ($10 per surface acre and $30 per subsurface acre)

Fourth year ($10 per surface acre and $30 per subsurface acre)

Fifth year ($10 per surface acre and $30 per subsurface acre)

Sixth year ($10 per surface acre and $30 per subsurface acre); and

Seventh year ($10 per surface acre and $30 per subsurface acre)."

(c) Additional monthly bonus payments, payable on the 10th day of each month, in an amount equal to eight thousand dollars ($8,000.00) in United States currency, commencing on the first anniversary of the Effective Date of this First Amendment, and continuing on a monthly basis until such time that Royalties shall be paid pursuant to Section 3 of the Lease.

3. Termination. In the event that the payments set forth in the Lease, as amended by this First Amendment, are not paid to Lessors as provided pursuant to the Lease, as amended hereunder, then the respective rights, duties and obligations shall inure to the parties in accordance with the Lease.

4. Modification to Lease Section 1. (i): The following language is added to Section 1. (i) "In the alternative, at Lessee's sole option, Lessee shall be allowed to purchase the required surface areas for power plant sites or other required facilities, at a price of $20,000 per acre CPI adjusted. For purposes of clarity, the basis of any CPI adjustment will be the initial effective date of the lease agreement, 2/1/2008."

5. Full Force and Effect. Other than as specifically provided for herein, the Lease shall continue in full force and effect as set forth therein.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date set forth above.

ICELAND AMERICA ENERGY, INC.
/s/ Paul E. Wilson

Chief Executive Officer

SURFACE LESSORS

JORDAN ENTERPRISES,
a California limited liability company

/s/ Stephen Elmore Jordan, Manager
/s/ Hetty Joy Jordan, Manager
/s/ John Russell Jordan, Manager

MINERAL LESSORS:
/s/ Alyssa Jene Jordan
/s/ Stephen Elmore Jordan

JOHN RUSSELL JORDAN TRUST DATED JUNE 23, 1961
/s/ Stephen Ellison, Trustee

JOHN RUSSELL JORDAN EXEMPT TRUST
/s/ John Russell Jordan, Trustee

STEPHEN ELEMORE, JORDAN EXEMPT TRUST
/s/ Stephen Elmore Jordan, Trustee

HETTY JOY KRAMER EXEMPT TRUST

EXHIBIT A

SURFACE LESSORS

100% JORDAN ENTERPRISES, a California Limited Liability Company
1280 Main Street
Brawley, California 92227
Managers: Stephen Elmore Jordan, Hetty Joy Jordan Kramer, John Russell Jordan

EXHIBIT B

MINERAL LESSORS

10% Alyssa Jene Jordan
54 Corsica
Newport Beach, CA 92660

15% Stephen Ellison, Trustee of the John Russell Jordan Trust Dated June 23, 1961
1280 Main Street
Brawley, California 92227

25%, Stephen Elmore Jordan
527 South "L" Street
Lompoc, California 93438

25% Hetty Joy Kramer
P.O. Box 192
Brawley, Califi1rnia 92227

8.3333% John Russell Jordan Exempt Trust
John Russell Jordan Trustee
1280 Main Street
Brawley, California 92227

8.3333% Stephen Elmore Jordan Exempt Trust
Stephen Elmore Jordan Trustee
526 South "L" Street
Lompoc, California 93438

8.3333% Hetty Joy Kramer Exempt Trust
Hetty Joy Kramer Trustee
P.O. Box 192
Brawley, California 92227